Exhibit 99.2

Risks related to our business

Our results of operations, cash flows and operating costs are highly dependent upon the market prices of silver and gold and other commodities, which are volatile and beyond our control. Our use of derivative contracts to protect against such volatility exposes us to risk of opportunity loss, mark-to-market accounting adjustments and exposure to counterparty credit risk.

Silver and gold are commodities, and their prices are volatile. During the last twelve months ended March 31, 2012, the price of silver ranged from a low of $26.16 per ounce to a high of $48.70 per ounce, and the price of gold ranged from a low of $1,418 per ounce to a high of $1,895 per ounce. During the first quarter of 2012, the price of silver ranged from a low of $28.18 per ounce to a high of $37.23 per ounce, and the price of gold ranged from a low of $1,531 per ounce to a high of $1,781 per ounce. The closing market prices of silver and gold on June 22, 2012 were $26.74 per ounce and $1,566 per ounce, respectively.

Silver and gold prices are affected by many factors beyond our control, including prevailing interest rates and returns on other asset classes, expectations regarding inflation, speculation, currency values, governmental decisions regarding the disposal of precious metals stockpiles, global and regional demand and production, political and economic conditions and other factors. In addition, Exchange Traded Funds (“ETFs”), which have substantially facilitated the ability of large and small investors to buy and sell precious metals, have become significant holders of gold and silver.

Because we derive all of our revenues from sales of silver and gold, our results of operations and cash flows will fluctuate as the prices of these metals increase or decrease. A sustained period of declining gold and silver prices would materially and adversely affect our results of operations and cash flows. Factors that are generally understood to contribute to a decline in the prices of silver and gold include a strengthening of the U.S. dollar, net outflows from gold and silver ETFs, bullion sales by private and government holders and a general global economic slowdown.

In addition, operating costs at our mines are affected by the price of input commodities, such as fuel, electricity, labor, chemical reagents, explosives, steel and concrete. Prices for these input commodities are volatile and can fluctuate due to conditions that are difficult to predict, including global competition for resources, currency fluctuations, consumer or industrial demand and other factors. Continued volatility in the prices of commodities and other supplies we purchase could lead to higher costs, which would adversely affect results of operations and cash flows.

From time to time, we may enter into price risk management contracts to protect against fluctuations in the price of our products and changes in the price of fuel and other input costs. These contracts could include forward sales or purchase contracts, futures contracts, purchased or sold put and call options and other contracts. Any such use of forward or futures contracts can expose us to risk of an opportunity loss. The use of derivative contracts may also result in significant mark-to-market accounting adjustments, which may have a material adverse impact on our reported financial results. We are exposed to credit risk with contract counter-parties, including, but not limited to, sales contracts and derivative contracts. In the event of non-performance in connection with a contract, we could be exposed to a loss of value for that contract.

Since the beginning of 2011, we also have made or have agreed to make strategic minority investments in seven silver and gold development companies in North and South America. The value of these investments depends significantly on the market prices of silver and gold. We cannot assure you that the value of these investments, or the value of future investments we may make in other development companies, will not decline. Declines in the value of these investments could adversely affect our financial condition.

A substantial decline in gold and silver prices could cause one or more of our mining properties to become unprofitable, which could require us to record write-downs of long-lived assets that would adversely affect our results of operations and financial condition.

Established accounting standards for impairment of the value of long-lived assets such as mining properties requires us to review the recoverability of the cost of our assets by estimating the future undiscounted cash flows expected to result from the use and eventual disposition of the asset. Impairment, measured by comparing an asset’s carrying value to its fair value, must be recognized when the carrying value of the asset exceeds these cash flows. A significant and sustained decline in silver or gold prices, or our failure to control production costs or realize the minable ore reserves at our mining properties, could lead us to terminate or suspend mining operations at one or more of our properties and require us to write down the carrying value of our assets. Any such actions would negatively affect our results of operations and financial condition.

We also may record other types of additional mining property charges in the future if we sell a property for a price less than its carrying value or if we have to increase reclamation liabilities in connection with the closure and reclamation of a property. Any such additional write-downs of mining properties could adversely affect our results of operations and financial condition.

We are an international company and are exposed to political and social risks in the countries in which we have significant operations or interests.

A majority of our revenues are generated by operations outside the United States, and we are subject to significant risks inherent in resource extraction by foreign companies and contracts with government owned entities. Exploration, development, production and closure activities in many countries are potentially subject to heightened political and social risks that are beyond our control. These risks include the possible unilateral cancellation or forced re-negotiation of contracts, unfavorable changes in foreign laws and regulations, royalty and tax increases, claims by governmental entities or indigenous communities, expropriation or nationalization of property and other risks arising out of foreign sovereignty over areas in which our operations are conducted. The right to export silver and gold may depend on obtaining certain licenses and quotas, which could be delayed or denied at the discretion of the relevant regulatory authorities. In addition, our rights under local law may be less secure in countries where judicial systems are susceptible to manipulation and intimidation by government agencies, non-governmental organizations or civic groups.

Any of these developments could require us to curtail or terminate operations at our mines, incur significant costs to meet newly-imposed environmental or other standards, pay greater royalties or higher prices for labor or services and recognize higher taxes, which could materially and adversely affect our financial condition, results of operations and cash flows.

These risks may be higher in developing countries in which we may expand our exploration for and development of mineral deposits. Potential operations in these areas increase our exposure to risks of war, local economic conditions, political disruption, civil disturbance and governmental policies that may disrupt our operations.

Our operations outside the United States also expose us to economic and operational risks.

Our operations outside the United States also expose us to economic and operational risks. Local economic conditions can cause us to experience shortages of skilled workers and supplies, increase costs and adversely affect the security of operations. In addition, higher incidences of criminal activity and violence in the area of some of our foreign operations, including drug-cartel related violence in Mexico, could adversely affect our ability to operate in an optimal fashion and may impose greater risks of theft and greater risks as to property security. These conditions could lead to lower productivity and higher costs, which would adversely affect results of operations and cash flows.

We sell gold and silver doré in U.S. dollars, but we conduct our operations outside the United States in local currency. Currency exchange movements could adversely affect results of operations.

Silver and gold mining involves significant production and operational risks.

Silver and gold mining involves significant production and operational risks, including those related to uncertain mineral exploration success, unexpected geological or mining conditions, the difficulty of development of new deposits, unfavorable climate conditions, equipment or service failures, current unavailability of or delays in installing and commissioning plants and equipment, import or customs delays and other general operating risks. Commencement of mining can reveal mineralization or geologic formations, including higher than expected content of other minerals that can be difficult to separate from silver, which can result in unexpectedly low recovery rates.

Problems also may arise due to the quality or failure of locally obtained equipment or interruptions to services (such as power, water, fuel or transport or processing capacity) or technical support, which could result in the failure to achieve expected target dates for exploration, or could cause production activities to require greater capital expenditure to achieve expected recoveries.

Many of these production and operational risks are beyond our control. Delays in commencing successful mining activities at new or expanded mines, disruptions in production and low recovery rates could have adverse effects on our financial condition, results of operations and cash flows.

In late 2011, we temporarily reduced processing rates to complete several projects designed to improve long-term operational efficiency and consistency at the Kensington mine, including accelerated underground development, aggressive definition drilling of the ore body and completion of the underground paste backfill plant. There are no assurances that production at Kensington will achieve design capacity in the time periods we currently expect, or at all.

The estimation of ore reserves is imprecise and depends upon subjective factors. Estimated ore reserves may not be realized in actual production. Our results of operations and financial position may be negatively affected by inaccurate estimates.

The ore reserve figures presented in our public filings are estimates made by our technical personnel and by independent mining consultants contracted by us. Reserve estimates are a function of geological and engineering analyses that require us to make assumptions about production costs, recoveries and silver and gold market prices. Reserve estimation is an imprecise and subjective process. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation, judgment and experience. Assumptions about silver and gold market prices are subject to great uncertainty as those prices have fluctuated widely in the past. Declines in the market prices of silver or gold may render reserves containing relatively lower grades of ore uneconomic to exploit, and we may be required to reduce reserve estimates, discontinue development or mining at one or more of our properties or write down assets as impaired. Should we encounter mineralization or geologic formations at any of our mines or projects different from those predicted, we may adjust our reserve estimates and alter our mining plans. Either of these alternatives may adversely affect actual production and financial condition, results of operations and cash flows.

Forward sales and royalty arrangements can result in limiting our ability to take advantage of increased metal prices while increasing our exposure to lower metal prices.

We have in the past entered into, and may in the future enter into, arrangements under which we have agreed to make royalty or similar payments to lenders in amounts that are based on expected production and price levels for gold or silver. We enter into such arrangements when we conclude that they provide us with necessary capital to develop a specific mining property on favorable terms. Royalty or similar payment obligations, however, can limit our ability to realize the full effects of rising gold or silver prices and require us to make potentially significant cash payments if the mine fails to achieve specified minimum production levels.

Our future growth will depend upon our ability to develop new mines, either through exploration at our existing properties or by acquisition from other mining companies.

Because mines have limited lives based on proven and probable ore reserves, an important element of our business strategy is the opportunistic acquisition of silver and gold mines, properties and businesses or interests therein. During 2011, we successfully constructed a new leach pad at our Rochester mine and substantially completed development of our other major mining properties at Palmarejo, San Bartolomé, and Kensington. Our ability to achieve significant additional growth in revenues and cash flows will depend upon our success in further developing our existing properties and developing or acquiring new mining properties. Both strategies are inherently risky, and we cannot assure that we will be able to successfully compete in either the development of our existing or new mining properties or acquisitions of additional mining properties.

While it is our practice to engage independent mining consultants to assist in evaluating and making acquisitions, any mining properties or interests that we may acquire may not be developed profitably. If profitable when acquired, that profitability might not be sustained. In connection with any future acquisitions, we may incur indebtedness or issue equity securities, resulting in increased interest expense, or dilution of the percentage ownership of existing shareholders. We cannot predict the impact of future acquisitions on the price of our business or our common stock or that we would be able to obtain any necessary financing on acceptable terms. Unprofitable acquisitions, or additional indebtedness or issuances of securities in connection with such acquisitions, may negatively affect our results of operations.

In addition, since the beginning of 2011, we also have made or have agreed to make strategic minority investments in seven silver and gold development companies in North and South America. As of March 31, 2012, our investments in five of these companies had an estimated fair value of $20.3 million. Subsequent to March 31, 2012, we invested in or have agreed to invest in two additional companies for an aggregate of $6.5 million. We cannot assure you that the value of these investments, or the value of future investments we may make in other development companies, will not decline. Declines in the value of these investments could adversely affect our financial condition.

Mineral exploration and development inherently involves significant and irreducible financial risks. We may suffer from the failure to find and develop profitable mines.

The exploration for and development of mineral deposits involves significant financial risks that even a combination of careful evaluation, experience and knowledge cannot eliminate. Unprofitable efforts may result from the failure to discover mineral deposits. Even if mineral deposits are found, those deposits may be insufficient in quantity and quality to return a profit from production, or it may take a number of years until production is possible, during which time the economic viability of the project may change. Few properties which are explored are ultimately developed into producing mines.

Substantial expenditures are required to establish ore reserves, to extract metals from ores and, in the case of new properties, to construct mining and processing facilities. The economic feasibility of any development project is based upon, among other things, volatile metals prices, estimates of the size and grade of ore reserves, proximity to infrastructures and other resources such as water and power, metallurgical recoveries, production rates and capital and operating costs. Development projects also are subject to the completion of favorable feasibility studies, issuance and maintenance of necessary permits and receipt of adequate financing.

The commercial viability of a mineral deposit, once developed, depends on a number of factors, including: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; government regulations including taxes, royalties and land tenure; land use; importing and exporting of minerals; environmental protection; and mineral prices. Factors that affect adequacy of infrastructure include: reliability of roads, bridges, power sources and water supply; unusual or infrequent weather phenomena; sabotage; and government or other interference in the maintenance or provision of such infrastructure. All of these factors are highly cyclical. The exact effect of these factors cannot be accurately predicted, but the combination may result in not receiving an adequate return on invested capital.

Significant investment risks and operational costs are associated with our exploration, development and mining activities. These risks and costs may result in lower economic returns and may adversely affect our business.

Our ability to sustain or increase our present production levels depends in part on successful exploration and development of new ore bodies and expansion of existing mining operations. Mineral exploration, particularly for silver and gold, involves many risks and is frequently unproductive. The economic feasibility of any development project is based upon, among other things, estimates of the size and grade of ore reserves, proximity to infrastructures and other resources (such as water and power), metallurgical recoveries, production rates and capital and operating costs of such development projects, and metals prices. Development projects are also subject to the completion of favorable feasibility studies, issuance and maintenance of necessary permits and receipt of adequate financing.

Development projects may have no operating history upon which to base estimates of future operating costs and capital requirements. Development project items such as estimates of reserves, metal recoveries and cash operating costs are to a large extent based upon the interpretation of geologic data, obtained from a limited number of drill holes and other sampling techniques, and feasibility studies. Estimates of cash operating costs are then derived based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climate conditions and other factors.

As a result, actual cash operating costs and economic returns of any and all development projects may materially differ from the costs and returns estimated, and accordingly, our financial condition, results of operations and cash flows may be negatively affected.

A significant delay or disruption in our sales of concentrates as a result of the unexpected discontinuation of purchases by our smelter customers could have a material adverse effect on our operations.

We currently market our silver and gold concentrates to third-party smelters and refineries in Mexico, Germany, China and Australia. The loss of any one smelter could have a material adverse effect on us if alternative smelters and refineries were unavailable. We cannot assure you that alternative smelters or refineries would be available if the need for them were to arise or that we would not experience delays or disruptions in sales that would materially and adversely affect our results of operations.

Our silver and gold production may decline in the future, reducing our results of operations and cash flows.

Our silver and gold production, unless we are able to develop or acquire new properties, will decline over time due to the exhaustion of reserves and the possible closure of mines in response to declining metals prices or other factors. Identifying promising mining properties is difficult and speculative. We encounter strong competition from other mining companies in connection with the acquisition of properties producing or capable of producing silver and gold. Many of these companies have greater financial resources than we do. Consequently, we may be unable to replace and expand current ore reserves through the acquisition of new mining properties or interests therein on terms that are considered acceptable. As a result, our revenues from the sale of silver and gold may decline, resulting in lower income and reduced growth. We cannot assure you that we would be able to replace the production that would be lost due to the exhaustion of reserves and the possible closure of mines.

There are significant hazards associated with our mining activities, some of which may not be fully covered by insurance.

The mining business is subject to risks and hazards, including environmental hazards, industrial accidents, the encountering of unusual or unexpected geological formations, cave-ins, flooding, earthquakes and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, reduced production and delays in mining, asset write-downs, monetary losses and possible legal liability. Insurance fully covering many environmental risks, including potential liability for pollution or other hazards as a result of disposal of waste products occurring from exploration and production, is not generally available to us or to other companies in the industry. Any liabilities that we incur for these risks and hazards could be significant and could adversely affect results of operation, cash flows and financial condition.

We are subject to significant governmental regulations, including under the Federal Mine Safety and Health Act, and related costs and delays may negatively affect our business.

Mining activities are subject to extensive federal, state, local and foreign laws and regulations governing environmental protection, natural resources, prospecting, development, production, post-closure reclamation, taxes, labor standards and occupational health and safety laws and regulations, including mine safety, toxic substances and other matters. The costs associated with compliance with such laws and regulations are substantial. Possible future laws and regulations, or more restrictive interpretations of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of operations and delays in the development of new properties.

U.S. surface and underground mines like the Kensington and Rochester mines are continuously inspected by the U.S. Mine Safety and Health Administration (“MSHA”), which inspections often lead to notices of violation. Recently, the MSHA has been conducting more frequent and more comprehensive inspections. In addition, the MSHA is currently evaluating whether to assess any fines or penalties in connection with the accidental death of a blaster’s assistant at the Kensington mine on September 7, 2011. Although we do not believe we were at fault, we cannot assure you that the MSHA will agree and will not assess fines or penalties, which may be material.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, which may require corrective measures including capital expenditures, installation of additional equipment or remedial actions. In addition, any of our U.S. mines could be subject to a temporary or extended shut down as a result of a violation alleged by the MSHA. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may be subject to civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Any such penalties, fines, sanctions or shutdowns could have a material adverse effect on our business and results of operations.

Compliance with environmental regulations and litigation based on environmental regulations could require significant expenditures.

Environmental regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation, and set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for mining companies and their officers, directors and employees. We may incur environmental costs that could have a material adverse effect on our financial condition and results of operations. Any failure to remedy an environmental problem could require us to suspend operations or enter into interim compliance measures pending completion of the required remedy. The environmental standards that ultimately may be imposed at a mine site affect the cost of remediation and could exceed the financial accruals that we have made for such remediation. The potential exposure may be significant and could have a material adverse effect on our financial condition and results of operations.

Moreover, governmental authorities and private parties may bring lawsuits based upon damage to property and injury to persons resulting from the environmental, health and safety impacts of prior and current operations, including operations conducted by other mining companies many years ago at sites located on properties that we currently or formerly owned. These lawsuits could lead to the imposition of substantial fines, remediation costs, penalties and other civil and criminal sanctions. Substantial costs and liabilities, including for restoring the environment after the closure of mines, are inherent in our operations. We cannot assure you that any such law, regulation, enforcement or private claim would not have a negative effect on our financial condition, results of operations or cash flows.

Some of our mining wastes currently are exempt to a limited extent from the extensive set of federal Environmental Protection Agency (the “EPA”) regulations governing hazardous waste under the Resource Conservation and Recovery Act (“RCRA”). If the EPA designates these wastes as hazardous under RCRA, we would be required to expend additional amounts on the handling of such wastes and to make significant expenditures to construct hazardous waste disposal facilities. In addition, if any of these wastes causes contamination in or damage to the environment at a mining facility, that facility could be designated as a “Superfund” site under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”). Under CERCLA, any present owner or operator of a Superfund site or the owner or operator at the time of contamination may be held liable and may be forced to undertake extensive remedial cleanup action or to pay for the government’s cleanup efforts. The owner or operator also may be liable to governmental entities for the cost of damages to natural resources, which could be substantial. Additional regulations or requirements also are imposed on our tailings and waste disposal areas in Alaska under the federal Clean Water Act (“CWA”) and in Nevada under the Nevada Water Pollution Control Law which implements the CWA.

Airborne emissions are subject to controls under air pollution statutes implementing the Clean Air Act in Nevada and Alaska. In addition, there are numerous legislative and regulatory proposals related to climate change, including legislation pending in the U.S. Congress to require reductions in greenhouse gas emissions. Adoption of these proposals could have a materially adverse effect on our results of operations and cash flows.

We rely on third parties to operate, maintain and produce silver for us at the Endeavor mine.

The Endeavor mine is owned, maintained and operated by Cobar Operations Pty. Limited (“Cobar”), a wholly-owned subsidiary of CBH Resources Ltd. (“CBH”). However, pursuant to a silver sale and purchase agreement, our wholly-owned subsidiary, CDE Australia Pty. Ltd. (“CDE Australia”), has acquired all silver production and reserves at the Endeavor mine, up to a total of 20.0 million payable ounces. CDE Australia has agreed to pay Cobar an operating cost contribution of $1.00 for each ounce of payable silver plus 50% of the amount by which the silver price exceeds $7.00 per ounce, subject to annual adjustments for inflation.

Under this arrangement, we rely on Cobar to own, maintain and operate the Endeavor mine, which exposes us to substantial counterparty risk. Cobar may fail to adequately or appropriately operate or maintain the project or may fail to fulfill its other obligations under the silver purchase agreement. We cannot assure you that Cobar will not suffer financial hardship, that it will continue as a going concern or that it will not enter bankruptcy or otherwise liquidate. Any such event could expose us to significant costs and could limit the amounts, if any, we could recover in any proceeding against CBH or Cobar for breach of the silver purchase agreement. Any failure, inability or refusal of Cobar to meet its obligations to us could have a material and adverse effect on our business, results of operations or financial condition.

Our ability to obtain necessary government permits to expand operations or begin new operations can be materially affected by third party activists.

Private parties such as environmental activists frequently attempt to intervene in the permitting process and to persuade regulators to deny necessary permits or seek to overturn permits that have been issued. Obtaining the necessary governmental permits is a complex and time-consuming process involving numerous jurisdictions and often involving public hearings and costly undertakings. These third party actions can materially increase the costs and cause delays in the permitting process and could cause us to not proceed with the development or expansion of a mine.

An environmental organization, Great Basin Resource Watch (“GRBW”) has brought an administrative appeal challenging the Bureau of Land Management’s approval of a plan of amendment which allows active mining to be resumed and a new heap leach pad to be constructed at the Rochester property. The Interior Board of Land Appeals (“IBLA”) is expected to rule on the appeal in 2012. However, because GRBW did not seek a stay of the BLM’s decision, operations have been proceeding as approved during the IBLA proceeding. We cannot predict the outcome of the appeal or what effect, if any, an adverse ruling may have on current operations. If an adverse ruling is issued, we may be required to update the permitting for the current operations at Rochester.

Our operations in Bolivia are subject to political risks.

The Bolivian government adopted a new constitution in early 2009 that strengthened state control over key economic sectors such as mining. In connection with the 2009 constitution, the government of Bolivia announced a restructuring of the mining law. A commission was established in March 2011 to finalize the mining law updates and the commission’s evaluation remains ongoing. We have been assessing the potential effects of the proposed legislation on our Bolivian operations but any effects remain uncertain until the law is enacted. The law is expected to regulate taxation and royalties and to provide for contracting with the government rather than concession holding. The revised mining law is expected to be enacted in 2012. We cannot assure that our operations at the San Bartolomé mine will not be affected in the current political environment in Bolivia.

On October 14, 2009, the Bolivian state-owned mining company, Corporación Minera de Bolivia (“COMIBOL”), announced by resolution that it was temporarily suspending mining activities above the elevation of 4,400 meters above sea level while stability studies of the Cerro Rico mountain are undertaken. We hold rights to mine above this elevation under valid contracts with COMIBOL as well as under authorized contracts with local mining cooperatives that hold their rights under contract themselves with COMIBOL. We temporarily adjusted our mine plan to confine mining activities to the ore deposits below 4,400 meters above sea level and timely notified COMIBOL of the need to lift the restriction. The Cooperative Reserva Fiscal, with which we have one of those contracts, subsequently interpreted the COMIBOL resolution and determined that the Huacajchi deposit was not covered by such resolution. In March 2010, the Cooperative Reserva Fiscal notified COMIBOL that, based on its interpretation, it was resuming mining of high grade material above the 4,400 meter level in the Huacajchi deposit. In December 2011, the Cooperative Reserva Fiscal sent a similar notification to COMIBOL with respect to a further area above the 4,400 meter level known as Huacajchi Sur. Based on these notifications and on the absence of any objection from COMIBOL, we resumed mining operations at the San Bartolomé mine on the Huacajchi deposit and Huacajchi Sur. Mining in other areas above the 4,400 meter level continue to be suspended. The partial suspension may reduce production until we are able to resume mining above 4,400 meters generally. It is uncertain at this time how long the suspension will remain in place. In addition, it is possible that COMIBOL may decide that our operations at the Huacajchi deposit or Huacajchi Sur are subject to the COMIBOL resolution, which may force us to cease mining at such deposits. If COMIBOL objects to us mining at the Huacajchi deposit or Huacajchi Sur or if the other restrictions are not lifted, we may need to write down the carrying value of the asset. It is also uncertain if any new mining or investment policies or shifts in political attitude may affect mining in Bolivia.

Our business depends on good relations with our employees.

We could experience labor disputes, work stoppages or other disruptions in production that could adversely affect our business and results of operations. Labor disruptions may be used to advocate labor, political or social goals, particularly at our non-U.S. mines. For example, labor disruptions may occur in sympathy with strikes or labor unrest in other sectors of local economies. During the past three years, two of our mines have experienced work stoppages, each of which was resolved within a short period of time and had no material effect on our operations. Most recently, in May 2012, a small, unorganized group of employees at our Palmarejo mine blocked access to the mine. Palmarejo management supervised an orderly, temporary shut-down of the mine and mill in order to allow for dialogue with employees while ensuring the safety of workers at the mine site. Management considered the actions taken by the group to be illegal. Within approximately five days, the group agreed to return to work and full production resumed at the mine. We cannot assure you that work stoppages or other disruptions will not occur in the future. Any such work stoppage or disruption could expose us to significant costs and have a material and adverse effect on our business, results of operations or financial condition.

As of December 31, 2011, unions represented approximately 14% of our worldwide workforce. We currently have a collective bargaining agreement covering the Martha mine, which expires on June 30, 2012, and a labor agreement at our San Bartolomé mine, which became effective October 11, 2007 and does not have a fixed term. We cannot predict whether these agreements will be renewed, whether future labor disruptions will occur or, if disruptions do occur, how long they will last.

Third parties may dispute our unpatented mining claims, which could result in the discovery of defective titles and losses affecting our business.

The validity of unpatented mining claims, which constitute a significant portion of our property holdings in the United States, is often uncertain and may be contested. Although we have attempted to acquire satisfactory title to undeveloped properties, in accordance with mining industry practice we do not generally obtain title opinions until a decision is made to develop a property. As a result, some titles, particularly titles to undeveloped properties may be defective. Defective title to any of our mining claims could result in litigation, insurance claims and potential losses affecting our business as a whole.

Coeur Rochester, Inc. (“Coeur Rochester”), our wholly-owned subsidiary, is party to a legal action relating to a third party’s assertion of rights to unpatented mining claims at and near the Rochester property in Nevada. Coeur Rochester held 541 U.S. Federal unpatented claims through August 2011. On September 1, 2011, we inadvertently missed a claims fee payment to the U.S. Bureau of Land Management (“BLM”) and as a result the prior unpatented mining claims were forfeited. We re-staked 479 claims in early December 2011 and filed notices with Pershing County, Nevada and the BLM. The new claims cover the majority of the prior unpatented claim area. A third party asserts that it also staked and filed notices on our original unpatented mining claims. We believe we hold a superior property interest to the adverse staking party and filed a lawsuit to quiet title in the claims. The mine operates under an approved BLM plan of operations and has continued normal operations while the legal action is pending. We believe there would be no effect on the current silver and gold reserves at Coeur Rochester assuming an adverse outcome. However, we do believe an adverse outcome would require us to modify existing plans to further expand future mining operations and would require permits to be updated to reflect changes in claim ownership.

There may be challenges to the title of any of the claims comprising our mines that, if successful, could impair development and operations. A defect could result in us losing all or a portion of our right, title, estate and interest in and to the properties to which the title defect relates.